AGREEMENT AND PLAN OF SHARE EXCHANGE

OF

BRENT BANKING COMPANY

AND

UNITED SECURITY BANCSHARES, INC.

                        TABLE OF CONTENTS


                            ARTICLE I

                       THE SHARE EXCHANGE

     Section 1.1    Constituent Corporations; Consummation
          of Share Exchange;  Closing Date . . . . . . . . . .  1
     Section 1.2    Effect of Share Exchange . . . . . . . . .  3

                           ARTICLE II

                  CONVERSION OF CAPITAL SHARES

     Section 2.1    Manner of Conversion of Brent Shares . . .  3
     Section 2.2    Effectuating Conversion  . . . . . . . . .  4
     Section 2.3    Laws of Escheat. . . . . . . . . . . . . .  6
     Section 2.4    Consideration. . . . . . . . . . . . . . .  6

                           ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF BRENT

     Section 3.1    Corporate Organization . . . . . . . . . .  6
     Section 3.2    Capitalization . . . . . . . . . . . . . .  7
     Section 3.3    Financial Statements; Filings. . . . . . .  7
     Section 3.4    Loan Portfolio . . . . . . . . . . . . . .  8
     Section 3.5    Certain Loans and Related Matters. . . . .  8
     Section 3.6    Authority; No Violation. . . . . . . . . .  9
     Section 3.7    Consents and Approvals . . . . . . . . . . 10
     Section 3.8    Broker's Fees. . . . . . . . . . . . . . . 10
     Section 3.9    Absence of Certain Changes or Events . . . 10
     Section 3.10   Legal Proceedings; Etc . . . . . . . . . . 10
     Section 3.11   Taxes and Tax Returns. . . . . . . . . . . 10
     Section 3.12   Employee Benefit Plans . . . . . . . . . . 11
     Section 3.13   Title and Related Matters. . . . . . . . . 12
     Section 3.14   Real Estate. . . . . . . . . . . . . . . . 12
     Section 3.15   Environmental Matters. . . . . . . . . . . 13
     Section 3.16   Commitments and Contracts. . . . . . . . . 14
     Section 3.17   Regulatory Matters . . . . . . . . . . . . 14
     Section 3.18   Registration Obligations . . . . . . . . . 14
     Section 3.19   Insurance. . . . . . . . . . . . . . . . . 15
     Section 3.20   Labor. . . . . . . . . . . . . . . . . . . 15
     Section 3.21   Compliance with Laws . . . . . . . . . . . 15
     Section 3.22   Transactions with Management . . . . . . . 15
     Section 3.23   Proxy Materials. . . . . . . . . . . . . . 16
     Section 3.24   Deposit Insurance. . . . . . . . . . . . . 16
     Section 3.25   Untrue Statements and Omissions. . . . . . 16

                           ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF
                               USB

     Section 4.1    Organization and Related Matters of USB. . 16
     Section 4.2    Organization and Related Matters of USB-
          Bank . . . . . . . . . . . . . . . . . . . . . . . . 17
     Section 4.3    Capitalization . . . . . . . . . . . . . . 17
     Section 4.4    Authorization. . . . . . . . . . . . . . . 17
     Section 4.5    Consents and Approvals . . . . . . . . . . 18
     Section 4.6    Regulatory Matters . . . . . . . . . . . . 18
     Section 4.7    Proxy Materials. . . . . . . . . . . . . . 18
     Section 4.8    No Broker's or Finder's Fees . . . . . . . 18

                            ARTICLE V

                    COVENANTS AND AGREEMENTS

     Section 5.1    Conduct of the Business of Brent . . . . . 18
     Section 5.2    Current Information. . . . . . . . . . . . 20
     Section 5.3    Access to Properties; Personnel and
          Records. . . . . . . . . . . . . . . . . . . . . . . 21
     Section 5.4    Approval of Brent Shareholders . . . . . . 21
     Section 5.5    No Other Bids. . . . . . . . . . . . . . . 22
     Section 5.6    Notice of Deadlines. . . . . . . . . . . . 22
     Section 5.7    Maintenance of Properties. . . . . . . . . 22
     Section 5.8    Compliance Matters . . . . . . . . . . . . 22
     Section 5.9    Title Insurance. . . . . . . . . . . . . . 22
     Section 5.10   Survey . . . . . . . . . . . . . . . . . . 22
     Section 5.11   Subsidiary Merger Agreement. . . . . . . . 23

                           ARTICLE VI

               ADDITIONAL COVENANTS AND AGREEMENTS

     Section 6.1    Best Efforts; Cooperation. . . . . . . . . 23
     Section 6.2    Regulatory Matters . . . . . . . . . . . . 23
     Section 6.3    Other Matters. . . . . . . . . . . . . . . 23
     Section 6.4    Indemnification. . . . . . . . . . . . . . 24

                           ARTICLE VII

                  MUTUAL CONDITIONS TO CLOSING

     Section 7.1    Shareholder Approval . . . . . . . . . . . 25
     Section 7.2    Regulatory Approvals . . . . . . . . . . . 25
     Section 7.3    Litigation . . . . . . . . . . . . . . . . 25
     Section 7.4    Proxy Statement. . . . . . . . . . . . . . 25

                          ARTICLE VIII

              CONDITIONS TO THE OBLIGATIONS OF USB

     Section 8.1    Representations and Warranties . . . . . . 26
     Section 8.2    Performance of Obligations . . . . . . . . 26
     Section 8.4    Absence of Adverse Facts . . . . . . . . . 26
     Section 8.5    Opinion of Counsel . . . . . . . . . . . . 26
     Section 8.6    Consents Under Agreements. . . . . . . . . 26
     Section 8.7    Material Condition . . . . . . . . . . . . 26
     Section 8.8    Outstanding Shares of Brent. . . . . . . . 27
     Section 8.9    Noncompetition Agreements. . . . . . . . . 27
     Section 8.10   Survey; Title Insurance. . . . . . . . . . 27
     Section 8.11   Dissenters . . . . . . . . . . . . . . . . 27
     Section 8.12   Certification of Claims. . . . . . . . . . 27

                           ARTICLE IX

               CONDITIONS TO OBLIGATIONS OF BRENT

     Section 9.1    Representations and Warranties . . . . . . 27
     Section 9.2    Performance of Obligations . . . . . . . . 27
     Section 9.3    Certificate Representing Satisfaction of
          Conditions . . . . . . . . . . . . . . . . . . . . . 28
     Section 9.4    Consents Under Agreements. . . . . . . . . 28


                            ARTICLE X

                TERMINATION, WAIVER AND AMENDMENT

     Section 10.1   Termination. . . . . . . . . . . . . . . . 28
     Section 10.2   Effect of Termination. . . . . . . . . . . 29
     Section 10.3   Amendments . . . . . . . . . . . . . . . . 29
     Section 10.4   Waivers. . . . . . . . . . . . . . . . . . 29
     Section 10.5   Survival of Representations and
          Warranties . . . . . . . . . . . . . . . . . . . . . 29

                           ARTICLE XI

                          MISCELLANEOUS

     Section 11.1   Entire Agreement . . . . . . . . . . . . . 29
     Section 11.2   Notices. . . . . . . . . . . . . . . . . . 29
     Section 11.3   Severability . . . . . . . . . . . . . . . 30
     Section 11.4   Costs and Expenses . . . . . . . . . . . . 30
     Section 11.5   Captions . . . . . . . . . . . . . . . . . 31
     Section 11.6   Counterparts . . . . . . . . . . . . . . . 31
     Section 11.7   Governing Law. . . . . . . . . . . . . . . 31
     Section 11.8   Persons Bound; No Assignment . . . . . . . 31
     Section 11.9   Exhibits and Schedules . . . . . . . . . . 31
     Section 11.10 Waiver. . . . . . . . . . . . . . . . . . . 31
     Section 11.11 Construction of Terms . . . . . . . . . . . 31

              AGREEMENT AND PLAN OF SHARE EXCHANGE
                               OF
                      BRENT BANKING COMPANY
                               AND
                UNITED SECURITY BANCSHARES, INC.



          This AGREEMENT AND PLAN OF SHARE EXCHANGE, dated as of the 15th day of January, 1996 (this "Agreement"), by and between Brent Banking Company, an Alabama banking corporation ("Brent") and United Security Bancshares, Inc., an Alabama corporation ("USB").


                        WITNESSETH THAT:

          WHEREAS, the respective Boards of Directors of USB and Brent deem it in the best interests of USB and of Brent, respectively, and of their respective shareholders, that USB acquire by operation of law all of the issued and outstanding capital stock of Brent pursuant to this Agreement (the "Share Exchange");

          WHEREAS, the Boards of Directors of USB and Brent have approved this Agreement, and the Board of Directors of Brent has directed that this Agreement be submitted to shareholders of Brent for approval and adoption in accordance with applicable laws;

          WHEREAS, it is contemplated that immediately following the consummation of this Agreement that Brent shall be merged with and into United Security Bank, an Alabama banking corporation and a wholly-owned subsidiary of USB ("USB-Bank");

          NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the parties agree that all of the issued and outstanding capital stock of Brent will be acquired by USB in a statutory share exchange and that the terms and conditions of the Share Exchange, the mode of carrying the Share Exchange into effect, including the manner of exchanging the shares of common stock of Brent, par value $100.00 per share, held by shareholders of Brent for cash, shall be as hereinafter set forth.


                            ARTICLE I

                       THE SHARE EXCHANGE


     Section 1.1 Constituent Corporations; Consummation of Share Exchange; Closing Date. (a) Subject to the provisions hereof, all of the issued and outstanding shares of capital stock of Brent shall be acquired by USB (which has heretofore and shall hereinafter be referred to as the "Share Exchange") pursuant to Sections 10-2B-11.02 through 10-2B-11.06 of the Alabama Business Corporation Act (the "ABCA") and the corporate existence of Brent shall continue (sometimes hereinafter referred to as "Surviving Corporation" when reference is made to it after the Effective Time of the Share Exchange (as defined below)). The Share Exchange shall become effective on the date and at the time on which the Share Exchange is deemed effective by each of the Regulatory Authorities (as defined below), including the approval of the Superintendent of Banks of Alabama, and appropriate Articles of Share Exchange are filed with the appropriate authorities (such time is hereinafter referred to as the "Effective Time of the Share Exchange"). Subject to the terms and conditions hereof, unless otherwise agreed upon by USB and Brent, the Effective Time of the Share Exchange shall occur on the 1st business day following the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent (as defined below) of any Regulatory Authority having authority over the transactions contemplated under the Share Exchange Agreement and (ii) the date on which the shareholders of Brent, to the extent that their approval is required by applicable law, approve the transactions contemplated by this Agreement. As used in this Agreement, "Consent" shall mean a consent, approval or authorization, waiver, clearance, exemption or similar affirmation by any person pursuant to any contract, permit, law, regulation or order, and "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission (the "FTC"), the United States Department of Justice (the "Justice Department"), the Federal Deposit Insurance Corporation (the "FDIC"), and all state regulatory agencies having jurisdiction over the parties, including the Alabama State Banking Department (the "Department").

               (b)  The closing of the Share Exchange (the
"Closing") shall take place at the principal offices of Brent at 10:00 a.m. local time on the day that the Effective Time of the Share Exchange occurs, or such other date and time and place as the parties hereto may agree (the "Closing Date"). Subject to the provisions of this Agreement, at the Closing there shall be delivered to each of the parties hereto the opinions, certificates and other documents and instruments required to be so delivered pursuant to this Agreement.

               (c) The main office of Brent is located at 128 Main Street, Brent, Alabama 35034.

               (d)  The proposed main office of the Surviving
Corporation shall be located at 128 Main Street, Brent, Alabama
35034.

               (e) From and after the Effective Time of the Share Exchange, until replaced pursuant to applicable laws and under the provisions of the Articles of Incorporation and Bylaws of the Surviving Corporation, the directors of the Surviving Corporation shall be those persons named in Exhibit 1.1(e), which is annexed hereto, and the officers of the Surviving Corporation shall be those persons who shall be designated in writing by USB at or prior to the Effective Time of the Share Exchange. The current officers and directors of Brent who are not designated by USB to serve as officers and directors of the Surviving Corporation shall deliver their resignations as officers and directors of Brent to USB as of the Effective Time of the Share Exchange.

               (f) After the Effective Time of the Share Exchange, the Surviving Corporation shall have 4,000 shares of Common Stock, par value $100 per share, authorized, 4,000 shares of which shall be issued and outstanding and no shares of which shall be held as treasury stock. The total amount of capital stock of the Surviving Corporation shall be $400,000, and the total capital of the Surviving Corporation shall consist of such capital stock, plus the combined capital and surplus of Brent (including unrealized losses on securities available for resale).

               (g) As of December 31, 1994, Brent had total capital of $400,000 divided into 4,000 shares of authorized Common Stock, par value $100.00, 4,000 of which are issued and outstanding and none of which are held as treasury stock, and combined capital and surplus and undivided profits, including unrealized losses on securities available for resale, of
$5,590,617.

               (h) The Surviving Corporation shall not have trust powers.

               (i) The Articles of Incorporation under which the Surviving Corporation will operate are the current Articles of Incorporation of Brent as of the EffectiveTime of the Share Exchange, a copy of which are attached hereto as Exhibit 1.1(i).

     Section 1.2    Effect of Share Exchange.  From and after the
Effective Time of the Share Exchange:

               (a) All issued and outstanding capital stock of Brent, subject to the rights of dissent prescribed by law, shall immediately, by operation of law, and without any further conveyance or transfer, become the property of USB;

               (b) The business presently conducted by Brent shall, subject to the actions of the board of directors and officers of Brent and consummation of the contemplated merger agreement with USB-Bank shall after the Effective Time of the Share Exchange continue to be conducted by USB as a wholly owned subsidiary of USB;

               (c) The Surviving Corporation shall continue to have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a banking corporation organized under the laws of the State of Alabama. No rights or obligations of the Surviving Corporation shall be affected or impaired by the Share Exchange; and

               (d) The shareholders of Brent, as of the Effective Time of the Share Exchange, shall have the rights set forth in
Article II hereof.



                           ARTICLE II

                  CONVERSION OF CAPITAL SHARES


     Section 2.1 Manner of Conversion of Brent Shares. Subject to the provisions hereof, as of the Effective Time of the Share Exchange and by virtue of the Share Exchange and without any further action on the part of the holder of any shares of common stock of Brent, par value $100.00 (the "Brent Shares"):

     (a) All Brent Shares which are held by Brent as treasury stock, if any, shall be canceled and retired and no consideration shall be paid or delivered in exchange therefor.

     (b) Subject to the terms and conditions of this Agreement and except with regard to Dissenting
          Brent Shares, each Brent Share outstanding immediately prior to the Effective Time of the Share Exchange shall be canceled and converted into the right to receive $1,762.50 in cash
          (the "Cash Consideration"), and all
          outstanding certificates representing Brent
          Shares shall thereafter represent solely the right to receive the Cash Consideration.

     (c) Each outstanding Brent Share, the holder of which has demanded and perfected his demand for payment of the "fair value" of such share in accordance with Sections 10-2B-13.01 through 10-2B-13.32 of the ABCA (the "Dissent
          Provisions"), and has not effectively
          withdrawn or lost his right to such appraisal
          (the "Dissenting Bank Shares"), shall not be converted into or represent a right to receive the Cash Consideration payable in the Share
          Exchange but the holder thereof shall be entitled only to such rights as are granted by the Dissent Provisions. Brent shall give USB prompt notice upon receipt by Brent of any written objection to the Share Exchange and any written demands for payment of the fair value of the Brent Shares, and of withdrawals of such demands, and any other instruments provided to Brent pursuant to the Dissent
          Provisions (any shareholder duly making such demand being hereinafter called a "Dissenting
          Shareholder"). Each Dissenting Shareholder who becomes entitled, pursuant to the Dissent
          Provisions, to payment of fair value for any Brent Shares held by such Dissenting
          Shareholder shall receive payment therefor from the Surviving Corporation,(but only after the amount thereof shall have been agreed upon or at the times and in the amounts required by the Dissent Provisions) and all of such Dissenting Shareholder's Brent Shares shall be canceled. Neither Brent nor the Surviving
          Corporation shall, except with the prior written consent of USB, voluntarily make any payment with respect to, or settle or offer to settle, any demand for payment by any Dissenting Shareholder. If any Dissenting
          Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right to demand payment of fair value, the Brent Shares held by such Dissenting
          Shareholder shall thereupon be deemed to have been converted into the right to receive the Cash Consideration to be paid in the Share
          Exchange as provided by this Agreement.

     Section 2.2 Effectuating Conversion (a) USB shall send or cause to be sent to each holder of record of Brent Shares transmittal materials (the "Letter of Transmittal") for use in exchanging their certificates representing Brent Shares for the Cash Consideration provided for in this Agreement. As promptly as practicable after receipt of properly completed Letters of Transmittal and stock certificates evidencing the Brent Shares held by the holders of the Brent Shares, USB shall disburse the appropriate Cash Consideration on behalf of USB-Bank. If such Letter of Transmittal is properly presented immediately after the Effective Time of the Share Exchange at the place of the Closing, payment shall be made contemporaneously. Amounts that would have been payable to Dissenting Shareholders for the Brent Shares but for the fact of their dissent in accordance with the provisions of
Section 2.1(c) hereof shall be administered in accordance with the Dissent Provisions.

          (b) At the Effective Time of the Share Exchange, the stock transfer books of Brent shall be closed as to holders of Brent Shares immediately prior to the Effective Time of the Share Exchange and no transfer of Brent Shares by any such holder shall thereafter be made or recognized and each outstanding certificate formerly representing Brent Shares shall, without any action on the part of any holder thereof, no longer represent Brent Shares. If, after the Effective Time of the Share Exchange, certificates are properly presented to USB, such certificates shall be exchanged for the Cash Consideration contemplated by this Agreement into which the Brent Shares represented thereby were converted in the Share Exchange.

          (c) In the event that any holder of Brent Shares is unable to deliver the certificate which represents such holder's Brent Shares, USB, in the absence of actual notice that any Brent Shares theretofore represented by any such certificate have been acquired by a bona fide purchaser, may, in its discretion, deliver to such holder the Cash Consideration contemplated by this Agreement to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of all of the following:

          (i)  An affidavit or other evidence to
               the reasonable satisfaction of USB
               that any such certificate has been
               lost, wrongfully taken or destroyed;

          (ii) Such security and indemnity as may
               be reasonably requested by USB to
               indemnify and hold USB harmless,
               including without limitation an
               appropriate lost security bond; and

          (iii)Evidence to the satisfaction of USB that such holder is the owner of the Brent
               Shares theretofore represented by each
               certificate claimed by such holder to be lost, wrongfully taken or destroyed and that such holder is the person who would be entitled to present each such certificate for exchange pursuant to this Agreement.

          (d) In the event that the delivery of the Cash Consideration contemplated by this Agreement is to be made to a person other than the person in whose name any certificate representing Brent Shares surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a person other than the registered holder of such certificate surrendered or establish to the satisfaction of USB that such tax has been paid or is not applicable.

          (e) Until surrendered in accordance with the provisions of this Section 2.2, each certificate representing Brent Shares shall represent for all purposes the right to receive the Cash Consideration contemplated by this Agreement and shall not represent the right to receive any other consideration, including, but not limited to, dividends of Brent or interest with respect to such Cash Consideration.

     Section 2.3 Laws of Escheat. If any of the consideration due to be paid or delivered to the holders of Brent Shares is not paid or delivered within the time period specified by any applicable laws concerning abandoned property, escheat or similar laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, USB shall be entitled to dispose of any such consideration or other payments in accordance with applicable laws concerning abandoned property, escheat or similar laws. Any other provision of this Agreement notwithstanding, none of Brent, USB, USB-Bank, nor any other person acting on their behalf shall be liable to a holder of Brent Shares for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar law.

     Section 2.4 Consideration. USB shall pay or cause to be paid, on behalf of USB-Bank, the Cash Consideration as and when the same shall be required to be paid pursuant to this Agreement.


                           ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF BRENT


     Brent hereby represents and warrants to USB-Bank and USB as follows as of the date hereof and as of all times up to and including the Effective Time of the Share Exchange (except as otherwise provided):

     Section 3.1 Corporate Organization. (a) Brent is a banking corporation duly organized, validly existing and in good standing under the laws of the State of Alabama. Brent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and Brent is duly licensed or qualified to do business in Alabama and elsewhere where the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, assets, operations, financial condition or results of operations (such business, assets, operations, financial condition or results of operations hereinafter collectively referred to as the "Condition") of Brent. True and correct copies of the Articles of Incorporation of Brent and the Bylaws of Brent, each as amended to the date hereof, have been delivered to USB.

          (b) Brent has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for each of them to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a material adverse effect on the Condition of Brent.

          (c) Brent does not own any capital stock of any subsidiary and Brent does not have any interest in any partnership or joint venture. For purposes of this Agreement, a "subsidiary" means any corporation or other entity of which the party referred to beneficially owns, controls, or has the power to vote, directly or indirectly, more than 5% of the outstanding equity securities.

          (d) The minute books of Brent contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by its shareholders and Board of Directors (including all committees thereof).

     Section 3.2 Capitalization. The authorized capital stock of Brent consists of 4,000 shares of common stock, par value $100.00 (hereinbefore and hereinafter referred to as "Brent Shares"), 4,000 shares of which as of the date hereof are issued and outstanding (none of which is held in the treasury of Brent). All of the issued and outstanding Brent Shares have been duly authorized and validly issued and all such shares are fully paid and nonassessable. There are no outstanding options, warrants, commitments, or other rights or instruments to purchase or acquire any shares of capital stock of Brent, or any securities or rights convertible into or exchangeable for shares of capital stock of Brent.

     Section 3.3 Financial Statements; Filings. (a) Brent has previously delivered to USB copies of the financial statements of Brent as of and for the years ended 1992, 1993 and 1994 and the financial statements of Brent as of and for the periods ended March 31, 1995, June 30, 1995, and September 30, 1995 and Brent shall deliver to USB, as soon as practicable following the preparation of additional financial statements for each subsequent calendar quarter (or other reporting period) or year of Brent, the financial statements of Brent as of and for such subsequent calendar quarter (or other reporting period) or year (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Statements of Brent").

          (b) Brent has previously delivered to USB copies of the Call Reports of Brent as of and for the years ended 1992, 1993 and 1994 and the Call Reports of Brent as of and for the periods ended March 31, 1995, June 30, 1995, and September 30, 1995 and Brent shall deliver to USB, as soon as practicable following the preparation of additional Call Reports for each subsequent calendar quarter (or other reporting period) or year of Brent, the Call Reports of Brent as of and for each such subsequent calendar quarter (or other reporting period) or year (such Call Reports, unless otherwise indicated, being hereinafter referred to collectively as the "Call Reports of Brent").

          (c) Each of the Financial Statements of Brent and each of the Call Reports of Brent (including the related notes, where applicable) have been or will be prepared in all material respects in accordance with generally accepted accounting principles or regulatory accounting principles, whichever is applicable, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of Brent have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements consistent with past practices and reflect only actual transactions. Each of the Financial Statements of Brent and each of the Call Reports of Brent (including the related notes, where applicable) fairly present or will fairly present the financial position of Brent as of the respective dates thereof and fairly present or will fairly present the results of operations of Brent for the respective periods therein set forth.

          (d) To the extent not prohibited by law, Brent has heretofore delivered or made available, or caused to be delivered or made available, to USB all reports and filings made or required to be made by Brent, with the Regulatory Authorities, and will from time to time hereafter furnish to USB, upon filing or furnishing the same to the Regulatory Authorities, all such reports and filings made after the date hereof with the Regulatory Authorities. As of the respective dates of such reports and filings, all such reports and filings did not and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (e) Except as reflected on Disclosure Schedule 3.3(e) hereto, since December 31, 1994, Brent has not incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Condition of Brent except obligations and liabilities (i) which are accrued or reserved against in the Financial Statements of Brent or the Call Reports of Brent, or reflected in the notes thereto, (ii) which were incurred after December 31, 1994, in the ordinary course of business consistent with past practices, or (iii) contemplated by this Agreement or incurred with the written consent of USB.

     Section 3.4 Loan Portfolio. Except as set forth in Disclosure Schedule 3.4, (i) all evidences of indebtedness in original principal amount in excess of $5,000 reflected as assets in the Financial Statements of Brent and the Call Reports of Brent as of and for the year ended December 31, 1994 and the period ended September 30, 1995 were as of such dates in all respects the binding obligations of the respective obligors named therein in accordance with their respective terms, (ii) the allowances for possible loan losses shown on the Financial Statements of Brent and the Call Reports of Brent as of and for the year ended December 31, 1994 and the period ended September 30, 1995 were, and the allowance for possible loan losses to be shown on the Financial Statements of Brent and the Call Reports of Brent as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of Brent and other extensions of credit (including letters of credit or commitments to make loans or extend credit), and (iii) each such allowance described in (ii) above has been established in accordance with the accounting principles described in Section 3.3(c).

     Section 3.5 Certain Loans and Related Matters. Except as set forth in Disclosure Schedule 3.5, Brent is not a party as of the date hereof to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $5,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified as "substandard," "doubtful," "loss," or any comparable classifications; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of Brent or any ten percent (10%) shareholder of Brent, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to Brent including, but not limited to, those promulgated, interpreted or enforced by any of the Regulatory Authorities and which violation could have a material adverse effect on the Condition of Brent. As of the date of any Financial Statement of Brent and any Call Report of Brent subsequent to the execution of this Agreement, including the date of the Financial Statements of Brent and the Call Reports of Brent that immediately precede the Effective Time of the Share Exchange, there shall not have been any material increase in the loan agreements, notes or borrowing arrangements described in (i) through (iv) above and Disclosure Schedule 3.5.

     Section 3.6 Authority; No Violation. (a) Brent has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the shareholders of Brent and to the receipt of the Consents of the Regulatory Authorities, to consummate the transactions contemplated hereby. The Board of Directors of Brent has duly and validly approved this Agreement and the transactions contemplated hereby, has authorized the execution and delivery of this Agreement, has directed that this Agreement and the transactions contemplated hereby be submitted and recommended to Brent's shareholders for approval at a meeting of such shareholders and, except for the adoption of such Agreement by its shareholders, no other corporate proceedings on the part of Brent are necessary to consummate the transactions so contemplated. This Agreement, when duly and validly executed by Brent and delivered by Brent, will constitute a valid and binding obligation of Brent, and will be enforceable against Brent in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

          (b) Neither the execution and delivery of this Agreement by Brent nor the consummation by Brent of the transactions contemplated hereby, nor compliance by Brent with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Brent (ii) assuming that the Consents of the Regulatory Authorities and approvals referred to herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable and material to Brent or any of its properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Brent under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Brent is a party, or by which Brent or any of its properties or assets may be bound or affected.

     Section 3.7 Consents and Approvals. Except for (i) the Consents of the FDIC and the Department; (ii) approval of this Agreement by the shareholders of Brent; (iii) filing of Articles of Share Exchange with the Alabama Secretary of State; (iv) the filing of this Agreement and certified resolutions with the Department; and (v) as set forth in Disclosure Schedule 3.7, no Consents of any person are necessary in connection with the execution and delivery by Brent of this Agreement, and the consummation by Brent of the Share Exchange and the other transactions contemplated hereby.

     Section 3.8 Broker's Fees. Neither Brent nor any of its officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

     Section 3.9 Absence of Certain Changes or Events. Except as occasioned by this Agreement or with the consent of USB, since December 31, 1994, there has not been (i) any declaration, payment or setting aside of any dividend or distribution (whether in cash, stock or property) in respect of the Brent Shares or (ii) any change or any event involving a prospective change in the Condition of Brent which has had, or is reasonably likely to have, a material adverse effect on the Condition of Brent or on Brent generally, including, without limitation any change in the administration or supervisory standing or rating of Brent with any Regulatory Authority, and no fact or condition exists as of the date hereof which might reasonably be expected to cause any such event or change in the future.

     Section 3.10 Legal Proceedings; Etc. Except as set forth in Disclosure Schedule 3.10, Brent is not a party to any, and there are no pending or threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against Brent challenging the validity of the transactions contemplated by this Agreement and, as of the date hereof, there is no material proceeding, claim, action or governmental investigation against Brent; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against Brent which has a material adverse effect on the Condition of Brent; there is no default by Brent under any material contract or agreement to which Brent is a party; and Brent is not a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting the operations of Brent and Brent has not been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

     Section 3.11 Taxes and Tax Returns. Brent has previously delivered or made available to USB copies of the federal income tax returns of Brent for the years 1992, 1993 and 1994 and all schedules and exhibits thereto, and will provide USB with a copy of its federal income tax return for the year 1995 with all schedules and exhibits thereto, when such return is filed, and such returns have not been subjected to an audit by the Internal Revenue Service. Except as reflected in Disclosure Schedule 3.11, Brent has duly filed in correct form all material federal, state and local information returns and tax returns required to be filed by either of them on or prior to the date hereof, and Brent has duly paid or made adequate provisions for the payment of all taxes and other governmental charges which have been incurred or are due or claimed to be due from either of them by any federal, state or local taxing authorities (including, without limitation, those due in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of Brent other than taxes and other charges which (i)(A) are not yet delinquent or
(B) are being contested in good faith or (ii) have not been finally determined. The amounts set forth as liabilities for taxes on the Financial Statements of Brent and the Call Reports of Brent are sufficient, in the aggregate, for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the periods then ended, and have been computed in accordance with generally accepted accounting principles consistent with past practices. Brent is not responsible for the taxes of any other person other than Brent, under Treasury Regulation 1.1502-6 or any similar provision of federal, state or foreign law.

     Section 3.12 Employee Benefit Plans. (a) Brent does not maintain any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), except as described in Disclosure Schedule 3.12(a).

          (b) Brent (or any pension plan maintained by it) has not incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") or the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Code, except liabilities to the PBGC pursuant to Section 4007 of ERISA, all which have been fully paid. No reportable event under Section 4043(b) of ERISA (including events waived by PBGC regulation) has occurred with respect to any such pension plan.

          (c)  Brent has not incurred any material liability under
Section 4201 of ERISA for a complete or partial withdrawal from, or agreed to participate in, any multi-employer plan as such term is defined in Section 3(37) of ERISA.

          (d)  Brent has no "employee benefit plan", as defined in
Section 3(3) of ERISA, that provides medical or life insurance benefits to any retired employee except as required by law.

          (e) All "employee benefit plans," as defined in Section 3(3) of ERISA, that are maintained by Brent comply in both form and operation, in all material respects, with ERISA and the Code that are applicable, or intended to be applicable, to such "employee benefit plans." Brent has no material liability under any such plan that is not reflected in the Financial Statements of Brent or the Call Reports of Brent.

          (f) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under
Section 408 of ERISA) has occurred with respect to any employee benefit plan maintained by Brent (i) which would result in the imposition, directly or indirectly, of a material excise tax under
Section 4975 of the Code or a material civil penalty under Section 502(i) of ERISA, or (ii) the correction of which would have a material adverse effect on the Condition of Brent; and no actions have occurred which could result in the imposition of a penalty under any section or provision of ERISA.

          (g) No employee benefit plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.

          (h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will
(i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any officer or employee of Brent under any benefit plan or otherwise, (ii) materially increase any benefits otherwise payable under any benefit plan or
(iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

     Section 3.13 Title and Related Matters. (a) Except as set forth in Disclosure Schedule 3.13(a) and except with respect to "other real estate owned", Brent has good title, and as to owned real property, has good and marketable title in fee simple absolute, to all assets and properties, real or personal, tangible or intangible, reflected as owned by it or carried under its name on the Financial Statements of Brent, or the Call Reports of Brent or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since June 30, 1995), free and clear of all liens, encumbrances, mortgages, security interests, restrictions, pledges or claims, except for (i) those liens, encumbrances, mortgages, security interests, restrictions, pledges or claims reflected in the Financial Statements of Brent and the Call Reports of Brent or incurred in the ordinary course of business after June 30, 1995, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and
(iii) liens, encumbrances, mortgages, security interests, pledges, claims and title imperfections that are not in the aggregate material to the Condition of Brent.

          (b) All agreements pursuant to which Brent leases, subleases or licenses material real or material personal properties from others are valid, binding and enforceable in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance, except for defaults which individually or in the aggregate would not have a material adverse effect on the Condition of Brent.

          (c) Other than "other real estate owned", (i) all of the buildings, structures and fixtures owned, leased or subleased by Brent, are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations, and (ii) all of the material personal properties owned, leased or subleased by Brent, are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations.

     Section 3.14 Real Estate. (a) Disclosure Schedule 3.14(a) identifies and sets forth a complete legal description for each parcel of real estate or interest therein owned, leased or subleased by Brent or in which Brent has any ownership or leasehold interest; provided that "other real estate owned" or otherwise held in the loan portfolio of Brent is only reasonably identified on Disclosure Schedule 3.14(a).

          (b) Disclosure Schedule 3.14(b) lists or otherwise describes each and every written or oral lease or sublease under which Brent is the lessee of any real property and which relates in any manner to the operation of the businesses of Brent. All rentals due under such leases have been paid and there exists no material default under the terms of any lease and no event has occurred which, upon the passage of time or giving of notice, or both, would result in any event of default or prevent Brent, from exercising and obtaining the benefits of any options or other rights contained therein, except for defaults which individually or in the aggregate would not have a material adverse effect on the Condition of Brent. Except as set forth in Disclosure Schedule 3.14(b), Brent has all right, title and interest as a lessee under the terms of each lease or sublease, free and clear of all liens, claims or encumbrances (other than the rights of the lessor), and all such leases are valid and in full force and effect. Brent has the right under each such lease and sublease to occupy, use, possess, and control all property leased or subleased by Brent and, as of the Effective Time of the Share Exchange, shall have the right to transfer each lease or sublease pursuant to this Agreement.

          (c) Brent has not violated, and is not currently in violation of, any law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Disclosure Schedules 3.14(a) and 3.14(b) including, but not limited to any law, regulation or ordinance relating to zoning, building, occupancy, environmental or comparable matter which individually or in the aggregate would have a material adverse effect on the Condition of Brent.

          (d) As to each parcel of real property owned or used by Brent, Brent has not received notice of any pending or threatened condemnation proceedings, litigation proceedings or mechanics or materialmen's liens.

     Section 3.15   Environmental Matters.

          (a) Brent and the Participation Facilities (as defined below) are, and have been, in compliance with all applicable laws, rules, regulations, standards and requirements of the United States Environmental Protection Agency and all state and local agencies with jurisdiction over pollution or protection of the environment, except for violations which, individually or in the aggregate, will not have a material adverse effect on the Condition of Brent.

          (b) Brent has not received notice of any litigation pending or threatened before any court, governmental agency or board or other forum in which Brent or any Participation Facility has been or, with respect to threatened litigation may be, named as defendant (i) for alleged noncompliance (including by any predecessor), with any Environmental Law (as defined below) or (ii) relating to the release of an amount of a reportable quantity or more into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring or on a site owned or leased or operated by Brent or any Participation Facility, except for such litigation pending or threatened that will not, individually or in the aggregate, have a material adverse effect on the Condition of Brent.

          (c) There is no reasonable basis for any litigation of a type described in Section 3.15(b) of this Agreement, except as will not have, individually or in the aggregate, a material adverse effect on the Condition of Brent.

          (d) During the period of (i) ownership or operation by Brent of any of its current properties, or (ii) participation by Brent in the management of any Participation Facility, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties.

          (e) "Environmental Law" means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree or injunction relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by substance as a component; and "Hazardous Material" means any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., or any similar federal, state or local law; and "Participation Facility" means any facility in which Brent has engaged in participation in the management of such facility, and, where required by the context, includes the owner or operator of such facility, but only with respect to such facility or property.

     Section 3.16 Commitments and Contracts. Brent is not a party or subject to any of the following (whether written or oral):

          (a) Any employment contract (including any agreement or plan with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee, including in any such person's capacity as a consultant (other than those which either are terminable at will without any further amount being payable thereunder or as a result of such termination by Brent);

          (b) Any labor contract or agreement with any labor union;

          (c) Any contract covenants which limit the ability of Brent to compete in any line of business or which involve any restriction of the geographical area in which Brent may carry on its business (other than as may be required by law or applicable regulatory authorities);

          (d) Any lease (other than real estate leases described on Disclosure Schedule 3.14(b)) or other agreements or contracts with annual payments aggregating $5,000 or more; or

          (e) Any other contract or agreement which would be required to be disclosed in reports filed by Brent with the Alabama Banking Department or the FDIC or other regulatory authority and which has not been so disclosed.

     Section 3.17 Regulatory Matters. Brent has not agreed to take any action or has agreed to any circumstance that would materially impede or delay receipt of any Consents of any Regulatory Authorities referred to in this Agreement including, matters relating to the Community Reinvestment Act and protests thereunder.

     Section 3.18 Registration Obligations. Brent is not under any obligation, contingent or otherwise, which will survive the Share Exchange to register any of its securities under the Securities Act of 1933 or any state securities laws.

     Section t ha   Insurance.  Brent is presently insured, and
during each of the past three calendar years has been insured, for reasonable amounts against such risks as companies or institutions engaged in a similar business would, in accordance with good business practice, customarily be insured. The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Brent provide adequate coverage against loss, and the fidelity bonds in effect as to which Brent is named an insured are sufficient for their purpose. Such policies of insurance are listed and described in Disclosure Schedule 3.19.

     Section 3.20 Labor. No work stoppage involving Brent is pending as of the date hereof or is threatened. Brent is not involved in, or threatened with or affected by, any proceeding asserting that Brent has committed an unfair labor practice or any labor dispute, arbitration, lawsuit or administrative proceeding which might reasonably be expected to have a material adverse effect on the Condition of Brent. No union represents or claims to represent any employees of Brent, and no labor union is attempting to organize employees of Brent.

     Section 3.21 Compliance with Laws. Brent has conducted its business in accordance with all applicable federal, foreign, state and local laws, regulations and orders, and is in compliance with such laws, regulations and orders, except for such violations or non-compliance, which when taken together as a whole, will not have a material adverse effect on the Condition of Brent. Except as disclosed in Disclosure Schedule 3.21, Brent:

          (a) Is not in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business, except for violations which individually or in the aggregate do not have and will not have a material adverse effect on the Condition of Brent; and

          (b) Has not received a notification or communication from any agency or department of federal, state or local government or the Regulatory Authorities or the staff thereof (i) asserting that Brent is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is not reasonably likely to have a material adverse effect on the Condition of Brent, (ii) threatening to revoke any permit, the revocation of which is not reasonably likely to have a material adverse effect on the Condition of Brent, (iii) requiring Brent to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner, the operations of Brent, including, without limitation, any restrictions on the payment of dividends.

     Section 3.22 Transactions with Management. Except for (a) deposits, all of which are on terms and conditions comparable to those made available to other customers of Brent at the time such deposits were entered into, and (b) the items described on Disclosure Schedule 3.22, there are no contracts with or commitments to present or former stockholders, directors, officers or employees involving the expenditure of more than $1,000 as to any one individual, including, with respect to any business directly or indirectly controlled by any such person, or $5,000 for all such contracts for commitments in the aggregate for all such individuals.

     Section 3.23 Proxy Materials. None of the information relating to Brent to be included in the proxy statement which is to be mailed to the shareholders of Brent in connection with the solicitation of their approval of this Agreement (the "Proxy Statement") will, at the time such Proxy Statement is mailed or at the time of the meeting of shareholders to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact, necessary in order to make a statement therein not false or misleading.

     Section 3.24 Deposit Insurance. The deposit accounts of Brent are insured by the Bank Insurance Fund in accordance with the provisions of the Federal Deposit Insurance Act (the "Act"); Brent has paid all regular premiums and special assessments and filed all reports required under the Act.

     Section 3.25 Untrue Statements and Omissions. No representation or warranty contained in Article III of this Agreement or in the Disclosure Schedules of Brent contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.



                           ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF
                               USB


     USB hereby represents and warrants to Brent as follows as of the date hereof and also on the Effective Time of the Share
Exchange (except as otherwise provided):

     Section 4.1 Organization and Related Matters of USB. (a) USB is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama. USB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and USB is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by USB, or the character or location of the properties and assets owned or leased by USB makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a material adverse effect on the Condition of USB-Bank on a consolidated basis. USB is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True and correct copies of the Articles of Incorporation of USB and the Bylaws of USB, each as amended to the date hereof, have been made available to Brent prior to the Effective Time of the Share Exchange.

          (b) USB has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a material adverse effect on the Condition of USB on a consolidated basis.

          (c) The minute books of USB contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by the shareholders and Board of Directors of USB.

     Section 4.2    Organization and Related Matters of USB-Bank.
(a) USB-Bank is a banking corporation duly organized, validly existing and in good standing under the laws of Alabama. USB-Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and USB-Bank is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by USB-Bank, or the character or location of the properties and assets owned or leased by USB-Bank makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a material adverse effect on the Condition of USB-Bank on a consolidated basis. True and correct copies of the Articles of Incorporation and Bylaws of USB-Bank, each as amended to the date hereof, have been made available to Brent.

          (b) USB-Bank, as of the Effective Time of the Share Exchange, will have in effect all federal, state, local and foreign governmental, regulatory or other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as proposed to be conducted, the absence of which, either individually or in the aggregate, would have a material adverse effect on the Condition of USB on a consolidated basis.

          (c) As of the Effective Time of the Share Exchange, the minute books of USB-Bank will contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by the shareholders and Board of Directors of USB-Bank.

     Section 4.3 Capitalization. As of September 30, 1995, the authorized capital stock of USB consisted of 2,400,000 shares of common stock, par value $.01 per share, 2,202,060 shares (the "USB Shares") of which are issued and outstanding and 64,100 shares of which are held as treasury stock. All issued and outstanding USB Shares have been duly authorized and validly issued, and all such shares are fully paid and nonassessable.

     Section 4.4 Authorization. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby and in any related agreements, have been or, as of the Effective Time of the Share Exchange, will have been duly authorized by the board of directors of USB, and no other corporate proceedings on the part of USB are or will be necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement is the valid and binding obligation of USB enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of the Articles of Incorporation or Bylaws of USB, or (ii) to USB's knowledge and assuming that any necessary Consents are duly obtained, (A) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of USB under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which USB is a party, or by which USB or any of its properties or assets may be bound or affected, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to USB or any of their respective material properties or assets, except for (X) such conflicts, breaches or defaults as are set forth in Disclosure Schedule 4.4; and (Y) with respect to (B) and (C) above, such as individually or in the aggregate will not have a material adverse effect on the Condition of USB on a consolidated basis.

     Section 4.5 Consents and Approvals. Except for (i) the Consents of the Regulatory Authorities; (ii) approval of this Agreement by the shareholders of Brent; (iii) filing of Articles of Share Exchange with the Alabama Secretary of State; (iv) the filing of this Agreement and certified resolutions with the Department; and (v) as previously disclosed, no Consents or approvals by, or filings or registrations with, any third party or any public body, agency or authority are necessary in connection with the execution and delivery by USB and the consummation of the Share Exchange and the other transactions contemplated hereby.

     Section 4.6 Regulatory Matters. USB has not agreed to take any action, has no knowledge of any fact and has not agreed to any circumstance that would materially impede or delay receipt of any Consent from any Regulatory Authority referred to in the Agreement.

     Section 4.7 Proxy Materials. None of the information relating solely to USB or any of its subsidiaries to be included or incorporated by reference in the Proxy Statement which is to be mailed to the shareholders of Brent in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement is mailed or at the time of the meeting of shareholders of Brent to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not false or misleading.

     Section 4.8 No Broker's or Finder's Fees. Neither USB nor USB-Bank nor any of their subsidiaries, affiliates or employees has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with this Agreement or the consummation of any of the transactions contemplated herein.



                            ARTICLE V

                    COVENANTS AND AGREEMENTS

     Section 5.1 Conduct of the Business of Brent. (a) During the period from the date of this Agreement to the Effective Time of the Share Exchange, Brent shall (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, (ii) use its best efforts to maintain and preserve intact its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees, and (iii) except as required by law or regulation, take no action which would adversely affect or delay the ability of Brent or USB to obtain any Consent from any Regulatory Authorities or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

          (b) During the period from the date of this Agreement to the Effective Time of the Share Exchange, except as required by law or regulation or contemplated by this Agreement, Brent shall not, without the prior written consent of USB:

     (i) change, delete or add any provision of or to the Articles of Incorporation or Bylaws of Brent;

     (ii) change the number of shares of the authorized, issued or outstanding capital stock of Brent, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock of Brent, or declare, set aside or pay any dividend or other distribution with respect to the outstanding capital stock of Brent; provided, however, that Brent may pay a special dividend or dividends to shareholders of Brent in an aggregate amount not to exceed $1,500,000 provided that Brent has sufficient capital and surplus to pay such dividend or dividends and that the payment of such dividend or dividends is not prohibited by any Regulatory Authority;

     (iii)incur any material liabilities or material obligations (other than deposit liabilities and short-term borrowings in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument, except in the ordinary course of business consistent with past practice;

     (iv) except as set forth in Disclosure Schedule
          5.1(b)(iv), make any capital expenditures individually in excess of $5,000, or in the aggregate in excess of $10,000 other than pursuant to binding commitments existing on September 30, 1995 and disclosed in a Disclosure Schedule delivered pursuant to
          Article III of this Agreement and other than expenditures necessary to maintain existing assets in good repair;

     (v) sell, transfer, convey or otherwise dispose of any real property (including "other real estate owned") or interest therein having a book value in excess of or in exchange for consideration in excess of $5,000;

     (vi) pay any bonuses to any executive officer except pursuant to the terms of an enforceable written employment agreement and except in a manner consistent with past practice, which, in any event, will not exceed an aggregate of $30,000; enter into any new, or amend in any respect any existing, employment, consulting, non-competition or independent contractor agreement with any person; alter the terms of any existing incentive bonus or commission plan; adopt any new or amend in any material respect any existing employee benefit plan, except as may be required by law; grant any general increase in compensation to its employees as a class or to its officers except for non-executive officers in the ordinary course of business and consistent with past practices and policies or except in accordance with the terms of an enforceable written agreement; grant any material increases in fees or other increases in compensation or in other benefits to any of its directors; or effect any change in any material respect in retirement benefits to any class of employees or officers, except as required by law;

     (vii)except as set forth in Disclosure Schedule 5.1(b)(vii), enter into or extend any agreement, lease or license relating to real property, personal property, data processing or bankcard functions relating to Brent that involves an aggregate expenditure in excess of $5,000; or

     (viii)acquire twenty percent (20%) or more of the assets or equity securities of any person or acquire direct or indirect control of any person, other than in connection with (A) foreclosures in the ordinary course of business, or (B) acquisitions of control by Brent in a fiduciary capacity.

     Section 5.2 Current Information. During the period from the date of this Agreement to the Effective Time of the Share Exchange or the time of termination or abandonment of this Agreement, Brent will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of USB and to report the general status of the ongoing operations of Brent. Brent will promptly notify USB of any material change in the normal course of business or the operations or the properties of Brent, any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting Brent, the institution or the threat of material litigation, claims, threats or causes of action involving Brent, and will keep USB fully informed of such events. Brent will furnish to USB, promptly after the preparation and/or receipt by Brent thereof, copies of its unaudited periodic financial statements and call reports for the applicable periods then ended, and such financial statements and call reports shall, upon delivery to USB, be treated, for purposes of Section 3.3 hereof, as among the Financial Statements of Brent and the Call Reports of Brent.

     Section 5.3    Access to Properties; Personnel and Records.
(a) So long as this Agreement shall remain in effect, Brent shall permit USB or its agents full access, during normal business hours, to the properties of Brent, and shall disclose and make available (together with the right to copy) to USB and to its internal auditors, loan review officers, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of Brent, including all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory agency, examination reports, correspondence with regulatory or taxing authorities, documents relating to assets, titles, abstracts, appraisals, consultant's reports, plans affecting employees, securities transfer records and stockholder lists, and any other assets, business activities or prospects in which USB may have a reasonable interest, and Brent shall use its reasonable best efforts to provide USB and its representatives access to the work papers of Brent's accountants. Brent shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment or would violate any confidentiality agreement; provided that Brent shall cooperate, to the extent it does not incur undue cost, with USB in seeking to obtain Consents from appropriate parties under whose rights or authority access is otherwise restricted. The foregoing rights granted to USB shall not, whether or not and regardless of the extent to which the same are exercised, affect the representations and warranties made in this Agreement by Brent.

          (b) All information furnished by the parties hereto pursuant to this Agreement shall be treated as the sole property of the party providing such information until the consummation of the Share Exchange contemplated hereby and, if such transaction shall not occur, the party receiving the information shall return to the party which furnished such information, all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue following the date the proposed transactions are abandoned but shall not apply to (i) any information which (A) the party receiving the information was already in possession of prior to disclosure thereof by the party furnishing the information, (B) was then available to the public, or (C) became available to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction or regulatory agency; provided that the party which is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten (10) business days prior notice thereof. Each party hereto acknowledges and agrees that a breach of any of their respective obligations under this Section 5.3 would cause the other irreparable harm for which there is no adequate remedy at law, and that, accordingly, each is entitled to injunctive and other equitable relief for the enforcement thereof in addition to damages or any other relief available at law.

     Section 5.4 Approval of Brent Shareholders. Brent will take all steps necessary under applicable laws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the parties for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable.
The Board of Directors of Brent will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and Brent will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

     Section 5.5 No Other Bids. Brent, acting through any director or officer or other agent shall not now, nor shall it authorize or knowingly permit any officer, director or employee of, or any investment banker, attorney, accountant or other representative retained by Brent, to solicit or encourage, including by way of furnishing information, any inquiries or the making of any proposal which may reasonably be expected to lead to any takeover proposal with respect to Brent. Brent shall promptly advise USB orally and in writing of any such inquiries or proposals received by Brent after the date hereof. As used in this Section 5.5, "takeover proposal" shall mean any proposal for a merger or other business combination involving Brent or for the acquisition of a significant equity interest in Brent or for the acquisition of a significant portion of the assets of Brent.

     Section 5.6 Notice of Deadlines. Brent shall notify USB in writing of any deadline to exercise an extension or termination of any material lease, agreement or license (including specifically real property leases and data processing agreements) to which Brent is a party, at least ten (10) days prior to such deadline.

     Section 5.7 Maintenance of Properties. Brent will maintain its properties and assets in satisfactory condition and repair for the purposes for which they are intended, ordinary wear and tear excepted.

     Section 5.8 Compliance Matters. Prior to the Effective Time of the Share Exchange, Brent shall take, or cause to be taken, all steps reasonably requested by USB to cure any deficiencies in regulatory compliance by Brent; provided that neither USB nor USB-Bank shall be responsible for discovering any defects.

     Section 5.9 Title Insurance. Brent will, at its own expense, with respect to the main office of Brent, procure and deliver to USB, at least thirty (30) days prior to the Effective Time of the Share Exchange, owner's title insurance issued in such amounts and by such insurance company reasonably acceptable to Brent, which policy shall be free of all material exceptions to USB's reasonable satisfaction.

     Section 5.10 Survey. Brent, at its own expense, will procure and deliver to USB at least thirty (30) days prior to the Effective Time of the Share Exchange, a survey of the Brent main office real property, which survey shall be reasonably acceptable to and shall be prepared by a licensed surveyor reasonably acceptable to USB, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and showing access affirmatively to public streets and roads and providing the legal description of the property in a form suitable for recording and insuring the title thereof (the "Survey"). The Survey shall not disclose any survey defect or encroachment from or onto such real property that has not been cured or insured over prior to the Effective Time of the Share Exchange.

     Section 5.11   Subsidiary Merger Agreement.  Prior to the
Effective Time of the Share Exchange, Brent and USB-Bank shall have executed and delivered the Subsidiary Merger Agreement substantially in the form of Exhibit 5.11 hereto.



                           ARTICLE VI

               ADDITIONAL COVENANTS AND AGREEMENTS


     Section 6.1 Best Efforts; Cooperation. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary Consents, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement.

     Section 6.2 Regulatory Matters. (a) Following the execution and delivery of this Agreement, USB and Brent shall cause to be prepared and filed all required applications and filings with the Regulatory Authorities which are necessary or contemplated for the obtaining of the Consents of the Regulatory Authorities or consummation of the Share Exchange. Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require. The parties hereto will cooperate with each other and use their best efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, approvals, rulings and authorizations of government agencies and third parties which are necessary or contemplated to consummate the transactions contemplated by this Agreement, including, without limitation, those required or contemplated from the Regulatory Authorities, and the shareholders of Brent. Each of the parties shall have the right to review and approve in advance, which approval shall not be unreasonably withheld, any filing made with, or written material submitted to, any government agencies in connection with the transactions contemplated by this Agreement.

          (b) Each party hereto will furnish the other party with all information concerning itself, its subsidiaries, directors, trustees, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any such party to any governmental body in connection with the transactions, applications or filings contemplated by this Agreement. Upon request, the parties hereto will promptly furnish each other with copies of written communications received by them or their respective subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

     Section 6.3 Other Matters. (a) The parties acknowledge that nothing in this Agreement shall be construed as constituting an employment agreement between USB or any of its affiliates and any officer or employee of Brent or obligation on the part of USB or any of its affiliates to employ any such officers or employees.

          (b) The parties agree that appropriate steps shall be taken to terminate all employee benefit plans of Brent, other than the Brent Banking Company Profit Sharing Plan and Trust (the "Brent Profit Sharing Plan"), as of the Effective Time of the Share Exchange. Following the termination of such plans, USB agrees that the officers and employees of Brent who the Surviving Corporation employs shall be eligible to participate in USB's employee benefit plans, including welfare and fringe benefit plans on the same basis as and subject to the same conditions as are applicable to any newly-hired employee of USB; provided that:

               (i) with respect to USB's group medical insurance plan, USB shall credit each such employee for eligible expenses incurred by such employee and his or her dependents (if applicable) under Brent's group medical insurance plan during the current calendar year for purposes of satisfying the deductible provisions under USB's plan for such current year, and USB shall waive all waiting periods under said plans for pre-existing conditions; and

               (ii) credit for each such employee's past service with Brent prior to the Effective Time of the Share
          Exchange ("Past Service Credit") shall be given by USB to employees for purposes of:

                    (1)  determining vacation and sick leave
               benefits and accruals, in accordance with the established policies of USB; provided that no such officer or employee of Brent shall be initially credited with more than three (3) weeks of vacation per year.

                    (2)  establishing eligibility for
               participation in and vesting under USB's employee benefit plans (including welfare and fringe benefit plans and United Security Bancshares, Inc. Employee Stock Ownership Plan (with 401(k) provisions)) and for purposes of determining the scheduling of vacations and other determinations which are made based on length of service.

          (c) The Brent Profit Sharing Plan shall be terminated as of such date prior to the Effective Time of the Share Exchange as USB shall specify, and, in connection with such termination, the Profit Sharing Plan shall be amended to provide for the distribution of each Participant's Accrued Benefit upon termination in a single sum without the Participant's consent as promptly as practicable following receipt of a favorable determination letter from the Internal Revenue Service with respect to such termination.

     Section 6.4 Indemnification. (a) Brent agrees to indemnify, defend and hold harmless USB and its subsidiaries, and each of their respective present and former officers, directors, employees and agents, from and against all losses, expenses, claims, damages or liabilities to which any of them may become subject under applicable laws (including, but not limited to, the Securities Act of 1933 or the Securities Exchange Act of 1934), and will reimburse each of them for any legal, accounting or other expenses reasonably incurred in connection with investigating or defending any such actions, whether or not resulting in liability, insofar as such losses, expenses, claims, damages or liabilities arise out of or are based upon any untrue statement of material fact supplied by Brent and contained in the Proxy Statement or any application for the approval of the transactions contemplated by this Agreement filed with any Regulatory Authority or arise out of or are based upon the omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) Except as expressly provided in the Subsidiary Agreement and Plan of Merger, USB and USB-Bank shall not and shall have no obligation to indemnify, defend or hold harmless Brent or any of its present or former officers, directors, employees or agents, against any losses, expenses, claims, damages or liabilities of any nature whatsoever.


                           ARTICLE VII

                  MUTUAL CONDITIONS TO CLOSING


     The obligations of USB, on the one hand, and Brent, on the other hand, to consummate the transactions provided for herein shall be subject to the satisfaction of the following conditions, unless waived as hereinafter provided for:

     Section 7.1 Shareholder Approval. The Share Exchange shall have been approved by the requisite vote of the shareholders of Brent.

     Section 7.2 Regulatory Approvals. All necessary Consents of the Regulatory Authorities shall have been obtained and all notice and waiting periods required by law to pass after receipt of such Consents shall have passed, and all conditions to consummation of the Share Exchange set forth in such Consents shall have been satisfied.

     Section 7.3 Litigation. At the Effective Time of the Share Exchange, no preliminary or permanent injunction or other order, decree or ruling issued by a court, governmental, regulatory or administrative agency or commission of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any government authority shall be in effect and shall not be stayed, which would prevent or enjoin the consummation of the Share Exchange or would impose or attach a material lien to the consideration to be received by holders of the Brent Shares pursuant to this Agreement or would seek a material amount of damages in connection with the Share Exchange contemplated by this Agreement.

     Section 7.4 Proxy Statement. If required by law, the Proxy Statement of Brent shall have been filed with the FDIC for review and comment and shall have been cleared or authorized for mailing by the staff of the FDIC.



                          ARTICLE VIII

              CONDITIONS TO THE OBLIGATIONS OF USB


     The obligations of USB to consummate the Share Exchange are subject to the fulfillment of each of the following conditions, unless waived as hereinafter provided for:

     Section 8.1 Representations and Warranties. The representations and warranties of Brent set forth in this Agreement and in any certificate or document delivered pursuant hereto shall be true and correct as of the date of this Agreement and as of all times up to and including the Effective Time of the Share Exchange (as though made on and as of the Effective Time of the Share Exchange except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement).

     Section 8.2 Performance of Obligations. Brent shall have performed all covenants, obligations and agreements required to be performed by it under this Agreement prior to the Effective Time of the Share Exchange.

     Section 8.3 Certificate Representing Satisfaction of Conditions. Brent shall have delivered to USB a certificate from the President or Chief Executive Officer of Brent dated as of the Closing Date as to the satisfaction of the matters described in Sections 8.1 and 8.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of Brent under Article III of this Agreement.

     Section 8.4 Absence of Adverse Facts. Except for facts, events or conditions disclosed to USB in this Agreement, any Disclosure Schedule annexed to this Agreement or any letter delivered to USB by Brent and annexed to this Agreement or which have occurred as a consequence of this Agreement or which are consented to by USB, no fact, event or condition pertaining to Brent shall exist which has had or is likely to have a material adverse affect upon the Condition of Brent or would be materially adverse to USB on a consolidated basis.

     Section 8.5 Opinion of Counsel. USB shall have received an opinion of counsel from Hubbard, Smith, McIlwain, Brakefield &
Shattuck or other counsel to Brent acceptable to USB in substantially the form set forth in Exhibit 8.5 hereto.

     Section 8.6 Consents Under Agreements. Brent shall have obtained the consent or approval of each person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation to any obligation, right or interest of Brent under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not in the opinion of USB, individually or in the aggregate, have a material adverse effect on the Surviving Corporation or upon the consummation of the transactions contemplated by this Agreement.

     Section 8.7 Material Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Share Exchange by any Regulatory Authority which, in connection with the grant of any Consent by any Regulatory Authority, imposes, in the judgment of USB, any material adverse requirement upon USB or its subsidiaries, including, without limitation, any requirement that USB sell or dispose of any significant amount of the assets of Brent or any other banking or other subsidiary of USB, provided that, except for any such requirement relating to the above-described sale or disposition of any significant assets of Brent or any banking or other subsidiary of USB, no such term or condition imposed by any Regulatory Authority in connection with the grant of any Consent by any Regulatory Authority shall be deemed to be a material adverse requirement unless it materially differs from terms and conditions customarily imposed by any such entity in connection with the acquisition of banks and bank holding companies under similar circumstances.

     Section 8.8 Outstanding Shares of Brent. The total number of Brent Shares outstanding as of the Effective Time of the Share Exchange and the total number of Brent Shares covered by any option, warrant, commitment, or other right or instrument to purchase or acquire any Brent Shares that are outstanding as of the Effective Time of the Share Exchange, including any securities or rights convertible into or exchangeable for Brent Shares, shall not exceed 4,000 shares in the aggregate.

     Section 8.9    Noncompetition Agreements.  Each of the
directors of Brent as of the date of this Agreement shall have entered into noncompetition agreements in favor of USB and USB-Bank substantially in the form of Exhibit 8.10 hereto.

     Section 8.10 Survey; Title Insurance. The Survey and title insurance in the form and as described in Sections 5.9 and 5.10 shall have been prepared and delivered to USB and the contents thereof acceptable to USB in its reasonable judgment.

     Section 8.11   Dissenters.  No holders of outstanding Brent
Shares shall have elected to exercise their right to dissent from the Share Exchange and demand payment in cash for the fair or appraised value of their shares.

     Section 8.12 Certification of Claims. Brent shall have delivered a certificate to USB that Brent is not aware of any pending or threatened claim under the directors and officers insurance policy or the fidelity bond coverage of Brent.



                           ARTICLE IX

               CONDITIONS TO OBLIGATIONS OF BRENT


     The obligation of Brent to consummate the Share Exchange as contemplated herein is subject to each of the following conditions, unless waived as hereinafter provided for:

     Section 9.1    Representations and Warranties.  The
representations and warranties of USB contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof will be true and correct as of the Effective Time of the Share Exchange (as though made on and as of the Effective
Time of the Share Exchange).

     Section 9.2 Performance of Obligations. USB shall have performed all covenants, obligations and agreements required to be performed by it under this Agreement prior to the Effective Time of the Share Exchange.

     Section 9.3 Certificate Representing Satisfaction of Conditions. USB shall have delivered to Brent a certificate dated as of the Effective Time of the Share Exchange as to the satisfaction of the matters described in Sections 9.1 and 9.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of USB under Article IV of this Agreement.

     Section 9.4 Consents Under Agreements. USB shall have obtained the consent or approval of each person (other than the Consents of Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the judgment of Brent, individually or in the aggregate, have a material adverse effect upon the consummation of the transactions contemplated hereby.



                            ARTICLE X

                TERMINATION, WAIVER AND AMENDMENT


     Section 10.1 Termination. This Agreement may be terminated and the Share Exchange abandoned at any time prior to the Effective Time of the Share Exchange:

          (a)  by the mutual consent in writing of USB and Brent;

          (b) by USB or Brent if the Share Exchange shall not have occurred on or prior to May 31, 1996, provided that the failure to consummate the Share Exchange on or before such date is not caused by any breach of any of the representations, warranties, covenants or other agreements contained herein by the party electing to terminate pursuant to this Section 10.1(b);

          (c) by USB or Brent (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of the nonterminating party to consummate the Share Exchange cannot be satisfied or fulfilled;

          (d) by USB: If any fact, event or condition pertaining to Brent shall exist which has had or is likely to have a material adverse affect upon the Condition of Brent or would be materially adverse to the Condition of USB on a consolidated basis, except for facts, events or conditions disclosed to USB in this Agreement, any Disclosure Schedule annexed to this Agreement or any letter delivered to USB by Brent and annexed to this Agreement or which have occurred as a consequence of this Agreement or which are consented to by USB; and

          (e) by Brent: If any fact, event or condition pertaining to USB shall exist which has had or is likely to have a material adverse affect upon the Condition of USB on a consolidated basis, except for facts, events or conditions disclosed to Brent in this Agreement, any Disclosure Schedule annexed to this Agreement or any letter delivered to Brent by USB and annexed to this Agreement or which have occurred as a consequence of this Agreement or which are consented to by Brent.

     Section 10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement, it shall terminate and become void, without liability on behalf of any party, and have no effect, except as otherwise provided herein.

     Section 10.3 Amendments. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of USB, USB-Bank and Brent.

     Section 10.4 Waivers. Subject to Section 11.10 hereof, prior to or at the Effective Time of the Share Exchange, USB and USB-Bank, on the one hand, and Brent, on the other hand, shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other's obligations under this Agreement and to waive any or all of the conditions to its obligations under this Agreement, except any condition, which, if not satisfied, would result in the violation of any law or any applicable governmental regulation.

     Section 10.5 Survival of Representations and Warranties. No representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by USB or Brent shall survive the Closing Date, except for Sections 2.1, 2.2, 2.4, 5.3 and 6.3 hereof. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that USB, Brent and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.



                           ARTICLE XI

                          MISCELLANEOUS


     Section 11.1 Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement between USB and Brent with respect to the transactions contemplated hereunder and this Agreement supersedes all prior arrangements or understandings with respect thereto, whether written or oral, including that letter of intent between the parties dated November 6, 1995. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, firm, corporation or entity, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     Section ree    Notices.  All notices or other communications
which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by first class or registered or certified mail, postage prepaid, telegram or telex or other facsimile transmission addressed as follows:

          If to Brent:

               Brent Banking Company
               128 Main Street
               P.O. Box B
               Attention:  Willie Dunn
               Fax:  (205) 926-6974

          with a copy to:

               Hubbard, Smith, McIlwain, Brakefield & Shattuck,
               P.C.
               808 Lurleen Wallace Blvd., North
               Tuscaloosa, Alabama  35403-2427
               Attention:  W. Marcus Brakefield, Esq.


          If to USB-Bank or USB, then to:

               United Security Bancshares, Inc.
               131 West Front Street
               P.O. Box 249
               Thomasville, Alabama  36784
               Attention:  Jack M. Wainwright, III
               Fax:  (334) 636-9606

          with a copy to:

               Bradley, Arant, Rose & White
               2001 Park Place
               Suite 1400
               Birmingham, Alabama 35203
               Attention:  Paul S. Ware, Esq.
               Fax:  (205) 521-8713

          All such notices or other communications shall be deemed to have been delivered (i) upon receipt when delivery is made by hand, (ii) on the third (3rd) business day after deposit in the United States mail when delivery is made by first class, registered or certified mail, and (iii) upon transmission when made by telegram, telex or other facsimile transmission if evidenced by a sender transmission completed confirmation.

     Section 11.3 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable or against public or regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and in no way shall be affected, impaired or invalidated, if, but only if, pursuant to such remaining terms, provisions, covenants and restrictions the Share Exchange may be consummated in substantially the same manner as set forth in this Agreement as of the later of the date this Agreement was executed or last amended.

     Section 11.4 Costs and Expenses. Expenses incurred by Brent on the one hand and USB on the other hand, in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred same.

     Section 11.5 Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation on the scope of the particular articles, sections or paragraphs to which they refer.

     Section 11.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.

     Section 11.7 Governing Law. This Agreement is made and shall be governed by and construed in accordance with the laws of the State of Alabama without respect to its conflicts of laws principles except to the extent certain federal regulations are applicable.

     Section 11.8 Persons Bound; No Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, distributees, and assigns, but notwithstanding the foregoing, this Agreement may not be assigned by any party hereto unless the prior written consent of the other parties is first obtained.

     Section 11.9 Exhibits and Schedules. Each of the exhibits and schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made. Any matter disclosed in any of the Schedules to the Agreement shall be deemed incorporated by reference into each other Schedule thereto and disclosed in each such Schedule.

     Section 11.10 Waiver. The waiver by any party of the performance of any agreement, covenant, condition or warranty contained herein shall not invalidate this Agreement, nor shall it be considered a waiver of any other agreement, covenant, condition or warranty contained in this Agreement. A waiver by any party of the time for performing any act shall not be deemed a waiver of the time for performing any other act or an act required to be performed at a later time. The exercise of any remedy provided by law, equity or otherwise and the provisions in this Agreement for any remedy shall not exclude any other remedy unless it is expressly excluded. The waiver of any provision of this Agreement must be signed by the party or parties against whom enforcement of the waiver is sought. This Agreement and any exhibit, memorandum or schedule hereto or delivered in connection herewith may be amended only by a writing signed on behalf of each party hereto.

     Section 11.11 Construction of Terms. Whenever used in this Agreement, the singular number shall include the plural and the plural the singular. Pronouns of one gender shall include all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words "hereof", "herein", and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms "including", "included", "such as", or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Agreement to be dated as of the date and year first above written.


[CORPORATE SEAL]
                                     BRENT BANKING COMPANY


                              By:
ATTEST                                   It President


          Its Secretary


[CORPORATE SEAL]               UNITED SECURITY BANCSHARES, INC.


                              By:
                                      Its President and
ATTEST:                             Chief Executive Officer



          Its Secretary

             AGREEMENT AND PLAN OF SHARE EXCHANGE OF
                      BRENT BANKING COMPANY
                               AND
                UNITED SECURITY BANCSHARES, INC.


                        LIST OF SCHEDULES



Disclosure Schedule 3.3(e)
Disclosure Schedule 3.4
Disclosure Schedule 3.5
Disclosure Schedule 3.7
Disclosure Schedule 3.10
Disclosure Schedule 3.11
Disclosure Schedule 3.12(a)
Disclosure Schedule 3.13(a)
Disclosure Schedule 3.14(a)
Disclosure Schedule 3.14(b)
Disclosure Schedule 3.19
Disclosure Schedule 3.21
Disclosure Schedule 3.22
Disclosure Schedule 4.4
Disclosure Schedule 5.1(b)(iv)
Disclosure Schedule 5.1(b)(vii)

             AGREEMENT AND PLAN OF SHARE EXCHANGE OF
                      BRENT BANKING COMPANY
                               AND
                UNITED SECURITY BANCSHARES, INC.


                        LIST OF EXHIBITS



Exhibit 1.1(e)
Exhibit 1.1(i)
Exhibit 5.11
Exhibit 8.5
Exhibit 8.9